EXHIBIT 99.2
     On March 10, 2011, Ashford Hospitality Trust, Inc. (the “Company”) formed a new joint venture with Prudential Real Estate Investors (“PREI”) to take ownership of a 28-property hotel portfolio (the “Highland Hospitality Portfolio”) through a debt restructuring and consensual foreclosure. The preliminary value of the assets acquired by the New Joint Venture is approximately $1.37 billion. In addition, the New Joint Venture incurred approximately $41.8 million in closing costs. At closing, the Company invested $150 million and PREI invested $50 million to reduce debt and to fund projected capital expenditures. The Company owns 71.74% of the New Joint Venture and PREI owns 28.26%, partially reflecting previous investments made by both parties. The following unaudited pro forma financial information is prepared to reflect the Company’s consolidated balance sheet as of December 31, 2010 as if the acquisition of the 71.74% New Joint Venture has occurred on December 31, 2010, and the results of operations for the year ended December 31, 2010 of the Company if the acquisition of the 71.74% New Joint Venture had occurred on January 1, 2010. Due to the fact that the Company does not control, but exercises significant influence over the New Joint Venture, the Company’s investment in the New Joint Venture is accounted for using the equity method. The Company has not finalized the purchase price allocation related to the assets acquired by the New Joint Venture. The unaudited pro forma financial information has been prepared for informational purposes only and does not purport to be indicative of what would have resulted had the acquisition transaction occurred on the date indicated or what may result in the future:
Ashford Hospitality Trust, Inc. and Subsidiaries
Condensed Consolidated Pro Forma Balance Sheet
As of December 31, 2010
(in thousands)

		Investment
	Company	in New Joint		Pro Forma
	Historical	Venture		Adjusted
Assets
Investments in hotel properties, net and assets held for sale	$3,168,247	$—		$3,168,247
Cash, cash equivalents and restricted cash	285,356	(145,750	) (1)	139,606
Accounts receivable, notes receivable and inventories	51,272	—		51,272
Investment in unconsolidated joint ventures	15,000	150,000	(1)	165,000
All others	196,649	(4,250	) (1)	192,399

Total assets	$3,716,524	$—		$3,716,524

Liabilities and Equity
Indebtedness and capital leases	$2,568,819	$—		$2,568,819
Total other liabilities	114,479	—		114,479
Series B-1 preferred stock	72,986	—		72,986
Redeemable noncontrolling interests in operating partnership	126,722	—		126,722
Total equity	833,518	—		833,518

Total liabilities and equity	$3,716,524	$—		$3,716,524

(1)	To reflect additional cash invested in the New Joint Venture ($4,250 was paid in 2010 and included in other assets).

Ashford Hospitality Trust, Inc. and Subsidiaries
Condensed Consolidated Pro Forma Statement of Operations
Year Ended December 31, 2010
(in thousands)

		Equity Loss
		of New
	Company	Joint		Pro Forma
	Historical	Venture		Adjusted
Hotel revenue	$839,562	$—		$839,562
Other revenue	1,803	—		1,803

Total revenue	841,365	—		841,365

Hotel expenses	556,260	—		556,260
Property taxes, insurance and other	49,623	—		49,623
Depreciation and amortization	133,435	—		133,435
Impairment charges	46,404	—		46,404
Corporate general and administrative and other	37,620	—		37,620

Total expenses	823,342	—		823,342

Operating income	18,023	—		18,023
Equity loss in unconsolidated joint ventures	(20,265)	(19,897	) (1)(3)	(40,162)
Interest and other income	63,109	—		63,109
Interest expense, amortization of loan costs and write-off of premiums, loan costs and exit fees	(144,502)	—		(144,502)
Unrealized gain on derivatives	12,284	—		12,284
Income tax benefit	155	—		155

Loss from continuing operations	(71,196)	(19,897)		(91,093)
Loss from continuing operations attributable to noncontrolling interests	11,130	2,841	(2)	13,971

Loss from continuing operations attributable to the Company	(60,066)	(17,056)		(77,122)
Preferred dividends	(21,194)	—		(21,194)

Loss from continuing operations attributable to common shareholders	$(81,260)	$(17,056)		$(98,316)

Loss from continuing operations attributable to common shareholders per basic and diluted share	$(1.59)	$(0.33)		$(1.92)

Weighted average basic and diluted common shares outstanding	51,159			51,159

(1)	To reflect the Company’s 71.74% loss in the New Joint Venture that owns the Highland Hospitality Portfolio. The Company’s 71.74% loss is calculated as follows:

Historical net loss of Highland Hospitality Portfolio	$(76,305)
Pro forma adjustments:
Additional interest related to assumed debt at higher rates	(9,819)
Amortization of loan costs incurred from assuming debt	(4,844)
Reversal of impairment recorded on hotel properties	77,657
Additional depreciation expense based on the fair value of the hotel properties at acquisition and the useful lives under the Company’s accounting policies	(14,314)

Pro form adjusted net income	(27,625)
Company’s percentage of ownership	x 71.74%

Company’s loss pick-up	(19,818)
To eliminate previously recorded earnings in PREI joint venture	(79)

Net adjustments	$(19,897)

(2)	To reflect the Company’s 71.74% loss in the New Joint Venture that is attributable to the noncontrolling interests.

(3)	The equity loss in unconsolidated joint ventures does not include $41.8 million of closing costs incurred by the New Joint Venture.

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